Exhibit 10.2

2020

Prudential Financial, Inc.

Terms and Conditions

of the 2020 Long-Term Incentive Program

This document constitutes part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933

Prudential

total rewards

2020 Terms and Conditions of the 2020 Long-Term Incentive Program

IMPORTANT NOTICE

This document is intended to help you understand the main features of the 2020 Long-Term Incentive Program (the Program) under the Prudential Financial, Inc. 2016 Omnibus Incentive Plan (the Plan). Unless otherwise indicated, you should refer to this document only for grants made in 2020, because terms may change from year to year. The Parts of this document (other than Part A which is relevant to all Awards granted under the Plan) that are relevant to you are the Part or Parts that relate to the type or types of Award that are granted to you under the Plan.

This document is not a substitute for the official Plan documents, which govern the operation of the Plan. All terms and conditions of the Program and the Plan, including your eligibility and any benefits, will be determined pursuant to, and are governed by, the provisions of the Plan documents. If there is any discrepancy between the information in this document or in any other materials relating to the Plan and the Plan documents, or if there is a conflict between information discussed by anyone acting on behalf of Prudential and the Plan documents, the Plan documents, as interpreted by the Compensation Committee as the Plan administrator in its sole discretion, will always govern.

Prudential may, in its sole discretion, modify, amend, suspend, or terminate the Program, the Plan, or any and all of the policies, programs and plans described in this document in whole or in part, at any time, without notice to or the consent of any Participant to the extent permissible under Applicable Laws.

Nothing contained in this document, or in any other materials related to the Program or the Plan, is intended to constitute or create a contract of employment nor will it constitute or create the right to remain associated with or in the employ of Prudential for any particular period of time. For U.S. Participants only, employment with Prudential is employment-at-will; this means that either you or Prudential may terminate the employment relationship or association at any time, with or without cause or notice, subject to the Notice Period requirement in Section 6(e) of Part A of this document.

2020 Long-Term Incentive Program Terms and Conditions

Contents

PART A: GENERAL TERMS AND CONDITIONS		1
1.	Purpose	1
2.	Eligibility and grants	1
3.	Acceptance of an Award	1
4.	Taxes	1
5.	Value of Awards	2
6.	Covenant not to solicit; Notice Period requirement; other terms and restrictions	2
7.	Compliance with Applicable Laws	5
8.	Investment representation	5
9.	Governing law	6
10.	Electronic delivery and acceptance	6
11.	No rights as a shareholder	6
12.	Applicable Laws and Section 409A	6
13.	Other terms	6
PART B: TERMS AND CONDITIONS APPLICABLE TO RESTRICTED STOCK UNITS UNDER THE LONG-TERM INCENTIVE PROGRAM		7
1.	Restricted Period	7
2.	Settlement of Restricted Stock Units	7
3.	Vesting or forfeiture of Restricted Stock Units following termination of Employment in specific circumstances	7
4.	Section 409A	7
5.	Dividend Equivalents	7
PART C: TERMS AND CONDITIONS APPLICABLE TO OPTIONS UNDER THE LONG-TERM INCENTIVE PROGRAM		9
1.	Vesting and exercise	9
2.	Exercise of Options	9
3.	Option term	9
4.	Exercise or forfeiture of Options following termination of Employment in specific circumstances	9

PART D: TERMS AND CONDITIONS APPLICABLE TO PERFORMANCE SHARES UNDER THE LONG-TERM PERFORMANCE PROGRAM, A SUB-PROGRAM OF THE LONG-TERM INCENTIVE PROGRAM		11
1.	Performance Cycle	11
2.	Settlement of Performance Shares	11
3.	Performance Goals	11
4.	Vesting or forfeiture of Performance Shares following termination of Employment in specific circumstances	12
5.	Section 409A	12
6.	Dividend Equivalents	12
PART E: TERMS AND CONDITIONS APPLICABLE TO BOOK VALUE UNITS UNDER THE BOOK VALUE PERFORMANCE PROGRAM, A SUB-PROGRAM OF THE LONG-TERM INCENTIVE PROGRAM 14
1.	Book Value Units	14
2.	Vesting Period	14
3.	Settlement of Book Value Units	14
4.	Vesting or forfeiture of Book Value Units following termination of Employment in specific circumstances	14
5.	Forfeiture	14
6.	Section 409A	14
7.	No Dividend Equivalents	14

Schedules

1.	Definitions	16
2.	Country specific variations	19
3.	Notice Periods	28
4.	Form for declining an Award	29
5.	Form of Acknowledgement and Acceptance of the Terms and Conditions of the Plan (Mexico, Australia and Indonesia Only)	30
6.	Form for Accepting an Award for Florida-Based Employees	32

Prudential Financial, Inc. 2020 Long-Term Incentive Program

This document contains the principal terms and conditions applicable to Awards granted in 2020 to employees under the Prudential Financial, Inc. 2016 Omnibus Incentive Plan (the Plan). Specific provisions applicable to any employees selected to participate in any particular country are set out in Schedule 2.

PART A: GENERAL TERMS AND CONDITIONS

1.	Purpose

Prudential’s 2020 Long-Term Incentive Program (the Program) is made available to employees subject to the terms of the Plan and is designed to strengthen the links between leadership, motivation and consistent performance. Employees selected to participate in the Program may be granted Awards of Restricted Stock Units, Options, Performance Shares, or Book Value Units or a combination thereof, and will be advised of the Awards made to them in their own personalized compensation statement or a communication from their manager. The Parts of this document (other than this Part A which is relevant to all Awards granted under the Plan) that are relevant to you are the Part or Parts that relate to the type or types of Award that are granted to you under the Plan.

The grant of Awards under the Program is subject to the terms and conditions contained in the Plan document. This document describes the principal terms and conditions of Awards granted to employees under the Plan (the Terms). Schedule 1 contains the definitions used in these Terms. If there is any discrepancy between these Terms and the Plan document, or if there is a discrepancy between any information given by anyone acting on behalf of any member of the Company Group and the Plan document, the Plan document, as interpreted by the Compensation Committee, in its sole discretion, will always govern.

2.	Eligibility and grants

Grants of Awards under the Plan are at the sole discretion of Prudential.

A grant of an Award under the Plan on one occasion does not give an employee the right to any further grant at any time in the future.

3.	Acceptance of an Award

An employee granted an Award may accept the Award in any manner specified by the Compensation Committee (or the Company Group) and may be deemed to have accepted an Award if the employee has not declined the grant of that Award (in whole or in part) within any period of time specified by the Compensation Committee (or the Company Group) and notified to the employee.

By accepting an Award, a Participant will be responsible for complying with any Applicable Laws relating to:

(i)	the transfer of funds on the exercise of an Option (if the Cash Exercise method is used);

(ii)	the acquisition, holding and sale of shares of Common Stock acquired under the Plan; and

(iii)	the opening and maintaining of a U.S. brokerage account.

The Applicable Laws may change and Participants should seek their own professional legal, financial and taxation advice in relation to their participation in the Plan.

4.	Taxes

Prudential or any member of the Company Group, as appropriate, has the right to deduct, report and account for any taxes or other obligations required to be withheld by law in connection with an Award. Prudential (or, as appropriate, any other member of the Company Group) may require a Participant to pay to Prudential (or, if appropriate, any other member of the Company Group) the amount necessary to satisfy any such taxes or other obligations and may defer delivery of shares of Common Stock under the Plan to a Participant until such withholding is satisfied. On the exercise or the Vesting of an Award (as applicable), Prudential, or, if appropriate, any other member of the Company Group, will have the right to withhold, either through payroll, through the withholding of sufficient shares of Common Stock or otherwise, in order to satisfy any applicable withholding requirements on the exercise or the Vesting of an Award (as applicable). Participants are responsible for ensuring that their own tax affairs in connection with the Plan are in order.

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5.	Value of Awards

Prudential makes no representation as to the future value of any Award under the Plan or whether any profit will be realized with respect to any Award. Past performance is not a reliable guide to future performance. Investments may fall as well as rise in value. By accepting the grant of an Award, a Participant agrees that Prudential and the other members of the Company Group are not responsible for foreign exchange fluctuations between the Participant’s local currency and the U.S. dollar and are not liable for any decrease in the value of shares of Common Stock. Changes in exchange rates may have an adverse effect on the value, price or income of the securities.

6.	Covenant not to solicit; Notice Period requirement; other terms and restrictions

(a)

Restrictions during Employment: By accepting the grant of an Award, a Participant agrees that during Employment, the Participant will not, other than on behalf of the Company Group or as may otherwise be required in connection with the performance of the Participant’s duties on behalf of the Company Group, solicit or induce, either directly or indirectly, or take any action to assist any entity, either directly or indirectly, in soliciting or inducing any employee of the Company Group (other than the Participant’s administrative assistant) to leave Employment (Induce Departures).

(b)	Post-Employment restrictive covenants, acknowledgements and representations: By accepting the grant of an Award, a Participant agrees that following the termination of the Participant’s Employment:

(i)

Until the original latest Vesting date of the Award or, if ending later, for a period of one year after the termination of the Participant’s Employment for any reason, the Participant will not Induce Departures or hire or employ, or assist in the hire or employment, either directly or indirectly, of any employee of the Company Group (other than the Participant’s administrative assistant) or any former employee of the Company Group within 60 days of that former employee’s cessation of Employment with the Company Group;

(ii)

If the Participant voluntarily resigns in circumstances qualifying for Approved Retirement, the Participant will not compete with the Company Group in any business in which the Company Group is engaged on the last date of the Participant’s Employment that operates in any geographic area in which the Company Group operates as of the Participant’s last date of Employment, for a period of one year following the Participant’s termination of Employment or until the original latest Vesting date of the Award, whichever is the shorter period; and

(iii)

The Participant could earn a living while fully complying with all of the provisions, restrictions and covenants contained in these Terms. The Participant acknowledges that Prudential provides a wide range of insurance, investment management and other financial products and services to customers throughout the world and that the restrictions contained in these Terms are reasonable and necessary to protect Prudential’s legitimate interests in its confidential information, trade secrets, customer relationships, and investment in the training and development of its employees.

(c)

Restrictions separable and divisible: By accepting the grant of an Award, a Participant acknowledges and accepts the restrictions, covenants and requirements imposed by Sections 6(a), (b), (e) and (f) of this Part A and that each restriction, covenant or requirement will be construed as separate and divisible from every other restriction, covenant or requirement. If any provision contained in the Plan or these Terms is for any reason held invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provision of the Plan or these Terms, and the Plan or these Terms will be construed as if the invalid, illegal or unenforceable provision had not been included in these Terms. It is the intention of the parties that if any of the restrictions, requirements or covenants contained in these Terms is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Laws, or in any way construed

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to be too broad or to any extent invalid, that provision will not be null, void and of no effect, but to the extent the provision would be valid or enforceable under Applicable Laws, a court of competent jurisdiction will construe and interpret or reform the Terms to provide for a restriction, requirement or covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in these Terms) as will be valid and enforceable under Applicable Laws. Except as otherwise provided in Section 6(e) below, Prudential, in its sole discretion, may waive any restriction or any breach in circumstances that it determines do not adversely affect its interests, but only in writing signed by its Authorized Officer. No waiver of a breach of a restriction, requirement or covenant will be deemed a waiver of any other breach.

(d)

Remedies: By accepting the grant of an Award, a Participant agrees that the restrictions in Sections 6(a) and (b) of this Part A are fair, reasonable and necessary, and are reasonably required for the protection of Prudential and any other member of the Company Group. The Participant agrees and acknowledges that the amount of damages that would derive from the breach of any restriction is not readily ascertainable and that the restrictions are a significant portion of the consideration that the Participant provides to Prudential in consideration of the grant of an Award. Accordingly, if a Participant fails to execute and submit or revokes a Release or breaches any of the restrictive covenants set out in Sections 6(a) and (b) of this Part A, all of the Participant’s outstanding Awards will be cancelled immediately on the date of that failure, as determined in the sole discretion of an Authorized Officer. If a Participant breaches any of the restrictive covenants set out in Sections 6(a) and (b) of this Part A, then, in addition to any equitable relief available to Prudential as outlined below, the Participant will transfer to Prudential cash or Common Stock (rounded to the nearest whole share), as applicable, equal in value (using the current Market Value of Common Stock on the date the letter of notification of the breach is dated) to the profit realized by the Participant under the Plan occurring (I) in the case of any breach while the Participant is an employee of the Company Group, within 12 months before the date of the breach or at any time after the date of the breach; or (II) in the case of a breach after the termination of the Participant’s Employment, within six (6) months before the date on which the Participant’s Employment terminated or at any time after the date of such termination of Employment. The term “profit” referred to in the preceding sentence will be equal to (I) in the case of any Options, the sums (determined separately for each exercise of any portion of the Options within the applicable period established pursuant to such sentence) of (i) (A) the Market Value of a share of Common Stock on the date of exercise, in the case of a Cash Exercise, or the price at which shares of Common Stock are sold, in the case of a Same Day Sale, or a combination of such Market Value and sales price, in the case of a Sell to Cover, minus (B) the Grant Price of the Option, times (ii) the number of shares of Common Stock acquired on exercise of the Options; (II) in the case of any Restricted Stock Unit or Performance Share Award, the sums (determined separately for each grant payable within the applicable period established pursuant to such sentence) of (i) the Market Value of a share of Common Stock on the date of payment times (ii) the number of shares of Common Stock acquired or acquirable; and (III) in the case of any other Award payable in cash, the amount of cash paid in respect of such Award. The Participant will pay any amount due (in the form of Common Stock or cash, as applicable) to Prudential within five (5) business days of the date Prudential notifies the Participant that a breach of the provisions of this Section 6 has occurred. If payment is not made within that period, any subsequent payment will be made with interest at a rate equal to the prime rate as reported in The Wall Street Journal (Eastern Edition) on the date on which notice of the breach is sent to the Participant by Prudential, plus two (2) percent. Interest payments will be made in cash. A Participant also acknowledges that the damages to Prudential for any breach of Sections 6(a) or (b) of this Part A would be irreparable. Therefore, in addition to monetary damages and/or reasonable attorney’s fees, Prudential will have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce the restriction. Further,

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a Participant consents to the issue of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

(e)

Notice Period requirement: The Company Group operates in a highly competitive industry, invests heavily in its relationships with its employees and a broad range of clients and insists that its business and the insurance products and financial services that it provides to its clients not be disrupted in any manner when a Participant leaves its employ. A Participant acknowledges and agrees that it is reasonable and necessary to protect the Company Group’s interests and to provide a smooth transition if the Participant chooses to terminate Employment. Accordingly, if a Participant is employed within the Company Group in the grade levels or equivalent positions to such grade levels (e.g., Investment Professionals) at any time, as determined by the Company Group and specified in Schedule 3, by accepting the grant of an Award, the Participant agrees to deliver advance written notice of the resignation of his or her Employment to his or her manager no later than the time period specified in Schedule 3 (the Notice Period). Such written notice will be in a form satisfactory to the applicable Company Group Managers.

If a Participant is party to a separate individual agreement or arrangement with a member of the Company Group that provides for a notice period other than that provided for under Schedule 3, the longest notice period will apply, unless the Company Group Managers determine otherwise.

Each Participant will continue to be paid the Participant’s current base salary throughout the Notice Period. A Participant may not be eligible for certain benefits if the Participant is placed on paid leave during the Notice Period. If the Participant provides notice of the Participant’s resignation and the Notice Period applicable to the Participant includes the date on which Awards may be granted, vested or settled, as applicable, or payments of annual cash bonuses or other incentive compensation may be made, (I) the Participant may be eligible for a grant of a new Award at Prudential’s sole discretion and (II) the Participant will only receive payment of, or vest in, as applicable, any previously granted

Award, annual cash bonus or other incentive compensation if the Participant remains employed by a member of the Company Group on the scheduled payment or vesting date, as applicable, during the Notice Period, unless the Terms expressly entitle the Participant to more favorable treatment as may be determined by the Company Group Managers.

(i)

A Participant’s Responsibilities During the Notice Period: During the Notice Period, the Participant will remain an employee of the applicable member of the Company Group and will not commence employment with, or provide services to or for, any employer other than a member of the Company Group, or become self-employed. As an employee within the Company Group, during the Notice Period, a Participant has a continuing duty of loyalty to the Company Group throughout the Notice Period and will remain bound by the provisions of Prudential’s Corporate Asset Protection Agreement, Confidentiality of Client Information/Privacy Policies, and all other Company Group policies, including, but not limited to, those setting out restrictions, covenants and requirements regarding confidential and proprietary information, non-solicitation of employees and customers, and no-hire obligations, as well as any other applicable agreements.

It is within the Company Group Managers’ sole discretion to determine whether a Participant will perform the Participant’s duties or otherwise provide services during the Notice Period. At any time during the Notice Period, the Company Group Managers may remove a Participant from any assigned duties, assign other duties to the Participant, require the Participant to refrain from performing any job duties or from reporting to work, and may prohibit the Participant from directly or indirectly contacting its customers, suppliers or employees until the Participant’s Employment ends. Regardless of the extent to which the Company Group Managers direct a Participant to perform the Participant’s duties or report to work

Terms and Conditions of the 2020 Long-Term Incentive Program  4

during the Notice Period, the Participant agrees to be available as reasonably necessary and continue to work cooperatively and professionally with the Company Group to ensure an effective transition of the Participant’s responsibilities. The Company Group Managers may, in their sole discretion, waive all or any part of a Participant’s Notice Period and set an earlier Employment separation date. If the Company Group Managers waive a Participant’s Notice Period, in its entirety, or set an earlier Employment separation date, (I) the Participant will not receive payment of base salary beyond the separation date and (II) as described above, the Participant will not receive payment of, or vest in, as applicable, any previously granted Award, annual cash bonus or other incentive compensation if the earlier separation date occurs prior to the scheduled payment or vesting date, as applicable.

(ii)

Consequences of Breach/Remedies: The failure of a Participant to comply with this Section 6(e) and give the requisite notice would constitute a breach of this Section 6(e). As a result, by accepting the grant of an Award, a Participant agrees that the Company Group will have the right to cancel all Awards outstanding as of the date of the breach and to enforce the terms and conditions of this Section 6(e) by seeking an injunction from any court of competent jurisdiction, in addition to pursuing any other remedies that it may have in law or equity. Further, except as otherwise provided in these Terms or any Schedules hereto, a Participant consents to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

(iii)

Employment-at-Will: Nothing contained in this Section 6(e) is intended to constitute or create a contract of Employment nor will it constitute or create the right to remain in the employ of the Company Group for any particular period of time. At all times a U.S. Participant remains an employee-at-will, which means that either the Participant or the Company Group may terminate the Employment relationship at any time, with or without cause or notice, subject to the Notice Period requirement in this Section 6(e).

(f)

Clawback; Recoupment; Forfeiture: Notwithstanding any other provisions in the Plan, any award granted under the Plan, including those granted pursuant to, or prior to the date of this document, will be subject to the terms of any clawback, recoupment or forfeiture policy adopted by Prudential as in effect from time to time, as well as any clawback, recoupment or forfeiture provisions required by law, government regulation, or stock exchange listing requirement and applicable to the Company Group.

7.	Compliance with Applicable Laws

Awards granted under the Plan and Prudential’s obligation to deliver shares of Common Stock or make payment of cash, as applicable, under these Terms will be subject in all respects to (a) all Applicable Laws, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Compensation Committee determines to be necessary or applicable. Shares of Common Stock or cash, as applicable, may not be delivered or paid to a Participant if their receipt would be contrary to any Applicable Laws or the rules of any applicable stock exchange.

8.	Investment representation

If at the time of delivery of any shares of Common Stock under the Plan, the Common Stock is not registered under the United States Securities Act of 1933, as amended (the Securities Act), or there is no current prospectus in effect under the Securities Act with respect to the Common Stock, a Participant will, if requested by the Compensation Committee, execute, before the delivery of any shares of Common Stock, an agreement (in the form the Compensation Committee specifies) in which the Participant represents and warrants that the Participant is acquiring the shares for the Participant’s own account, for investment only and not with a view to the resale or distribution of the shares, and agrees that any subsequent offer for sale or distribution of any kind of such shares will be made only pursuant to either (a) a registration statement on an appropriate form under the

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Securities Act, which registration statement has become effective and is current with regard to the shares being offered or sold; or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming that exemption, the Participant will, before any offer for sale of the shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Compensation Committee, from counsel for or approved by the Compensation Committee, as to the applicability of the exemption.

9.	Governing law

A Participant acknowledges that Prudential is organized under the laws of the State of New Jersey and maintains its headquarters in Newark, New Jersey. The Participant further acknowledges that Prudential has an interest in ensuring the uniform interpretation and application of these Terms to all Participants. Accordingly, Prudential and the Participant agree that the Plan and these Terms will be governed by the laws of the State of New Jersey, without giving effect to its conflict of law provisions.

10. Electronic delivery and acceptance

By accepting an Award under the Plan, a Participant agrees, to the fullest extent permitted by Applicable Laws, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that any member of the Company Group may be required to deliver in connection with the Plan. Electronic delivery of a document may be via e-mail or by reference to a location on a member of the Company Group’s intranet site or a designated third-party vendor’s internet site.

11. No rights as a shareholder

A Participant does not have any rights as a shareholder in Prudential by virtue of the grant of an Award under the Plan, but only with respect to shares of Common Stock, if any, delivered to the Participant in accordance with the Plan and these Terms.

12. Applicable Laws and Section 409A

Notwithstanding any provision of the Plan to the contrary, no acceleration or delay of the time or schedule of any delivery of shares of Common Stock or other payment related to an Award will be permitted to the extent necessary to comply with Section 409A. The Compensation Committee may amend, modify, adjust or supplement any provision of the Plan without a Participant’s consent if the Compensation Committee determines that the amendment, modification, adjustment or supplementation is required or advisable for an Award or Prudential to comply with, or not violate, any Applicable Laws, regulation or rule, including, without limitation, Section 409A.

13. Other terms

Participation in the Plan does not entitle an employee of the Company Group to any benefit other than that granted under the Plan. Any benefits granted under the Plan will not be deemed to be compensation under any pension plan or other retirement plan, welfare plan or any compensation plan or program maintained by any member of the Company Group, and will not be considered as part of compensation for the purposes of calculating pension, profit-sharing, bonuses, service awards, or in the event of severance, redundancy or resignation.

No Awards may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Prudential may modify, amend, suspend or terminate the Plan or any and all of the policies, programs and terms of the Plan in whole or in part, at any time, without notice to or the consent of Participants. Notwithstanding anything else contained in this document to the contrary, any action taken under the Plan or these Terms by the Compensation Committee, Prudential, the Company Group or the Company Group Managers will be taken at the sole discretion of the Compensation Committee, Prudential, the Company Group or the Company Group Managers, as applicable.

If shares of Common Stock are, or are to be, delivered, or if cash is paid, or is to be paid, in a manner not specifically authorized by the Plan (i.e., in Error), Prudential will be entitled to correct the Error, including reversing the transaction and recouping any shares of Common Stock, cash or gain that might be delivered or paid as a result of the Error.

The English language version of any documents provided in connection with the Plan will prevail in the case of any ambiguities or divergences as a result of the translation of the document into any other language.

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Participation in the Plan is not intended to constitute or create a contract of Employment nor does it constitute or create the right to remain associated with or in the employ of any member of the Company Group. Participation in the Plan does not affect in any way a member of the Company Group’s right to terminate an employee’s Employment at any time, with or without cause, and does not form part of an employee’s Employment contract, if any.

As a term of participation in the Plan, each Participant will indemnify the Company Group for any loss (including but not limited to any costs, damages, expenses, claims, penalties or demands) suffered by any member of the Company Group, and no member of the Company Group will be liable to such Participant (or any beneficiaries thereto) for any such loss suffered by the Participant (or any beneficiaries), as a result of any action taken by the Participant or any failure by the Participant to take any action.

PART B: TERMS AND CONDITIONS APPLICABLE TO RESTRICTED STOCK UNITS UNDER THE LONG-TERM INCENTIVE PROGRAM

1.	Restricted Period

The restricted period (the Restricted Period) with respect to the Restricted Stock Units will begin on the Grant Date and will end on the RSU Payment Date.

2.	Settlement of Restricted Stock Units

Subject to the terms and conditions of the Plan, a Participant in active Employment on the RSU Payment Date will receive as soon as administratively practicable after the RSU Payment Date (but not later than the end of the calendar year in which the RSU Payment Date occurs) the number of shares of Common Stock equal to the number of Restricted Stock Units vested in accordance with these Terms, less any taxes or other deductions required by Applicable Laws.

3.	Vesting or forfeiture of Restricted Stock Units following termination of Employment in specific circumstances

A Participant’s outstanding Restricted Stock Units will automatically be forfeited and cancelled on the termination of the Participant’s Employment and no shares of Common Stock will thereafter be issued with respect to the Restricted Stock Units, except in the specific circumstances set out in the table on page 8.

4.	Section 409A

Notwithstanding any other provisions of the Plan to the contrary, to the extent necessary to comply with the requirements of Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A, on termination of the Participant’s Employment with any member of the Company Group, delivery of shares of Common Stock may not be made before the date that is six (6) months after the date of such termination of Employment (or, if earlier, the date of the Participant’s death). In addition, to the extent necessary to comply with the requirements of Section 409A, if an Award of Restricted Stock Units is treated as deferred compensation subject to Section 409A, no distribution will be made (although vesting will accelerate to the extent otherwise provided above) in respect of such Award upon the occurrence of a Change of Control unless such event qualifies as a change in the ownership of a corporation, change in the effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of Section 409A.

5.	Dividend Equivalents

A Participant granted Restricted Stock Units will be eligible to receive Dividend Equivalents on the Restricted Stock Units based on any regular cash dividends declared on shares of Common Stock from the Grant Date until the RSU Payment Date (or until the date of settlement or forfeiture, if sooner). Any Dividend Equivalents will be paid in cash as soon as administratively practicable (but not more than 74 days) after the related cash dividends are paid to Common Stock holders, unless determined otherwise by the Compensation Committee. Any Dividend Equivalents payable under the Plan will be treated as separate payments from the underlying Restricted Stock Units for purposes of Section 409A. There will be no reinvestment option or earned interest credits on any Dividend Equivalents.

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Restricted Stock Units

Type of Termination of Employment	Vesting Status(1)

Voluntary Resignation	All outstanding Restricted Stock Units are immediately forfeited.

Approved Retirement

If the Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), the Participant will receive shares of Common Stock equal to the number of outstanding Restricted Stock Units as soon as administratively practicable after the RSU Payment Date (but in all events not later than the end of the calendar year in which the RSU Payment Date occurs). If the Participant does not execute a Release, all Restricted Stock Units will be forfeited on the last date of Employment.

This does not apply to Participants in Canada or the European Union who should refer to Schedule 2 for more information.

Termination for Cause

All outstanding Restricted Stock Units are immediately forfeited.

The Compensation Committee may require the Participant to repay any payment, profit, gain or other benefit (including, but not limited to, any dividends or Dividend Equivalents) in respect of the Restricted Stock Units or any prior restricted stock units or Awards received within a period of 12 months before the Participant’s termination of Employment for Cause. If a Participant’s Employment is terminated by any member of the Company Group for Cause, the provisions in these Terms relating to termination for Cause will apply notwithstanding any assertion (by the Participant or otherwise) that the Participant’s Employment was terminated for any other reason.

Death (while an active employee)

All outstanding Restricted Stock Units become fully vested and the Participant’s estate will receive shares of Common Stock as soon as administratively practicable (but not later than 74 days) thereafter.

Disability (if not eligible for Approved Retirement)

If the Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), all outstanding Restricted Stock Units will become fully vested and the Participant will receive shares of Common Stock as soon as administratively practicable (but not later than 74 days) thereafter.

Involuntary Termination for any other reason (if not eligible for Approved Retirement)

If a Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), a pro-rated(2) number of Restricted Stock Units will vest and the Participant will receive shares of Common Stock as soon as administratively practicable thereafter (but not later than 74 days after the date of the termination of Employment). The remainder of the Restricted Stock Units will be forfeited. If the Participant does not execute a Release, all Restricted Stock Units will be forfeited on the last date of Employment.

Change of Control

All Restricted Stock Units will become vested and the Participant will normally receive shares of Common Stock; unless the entity that acquires control honors, assumes, or substitutes new rights for the Restricted Stock Units with substantially equivalent or better rights, terms, conditions and values as determined by the Compensation Committee. Alternatively, the Compensation Committee may, at its sole discretion, provide for payment in cash based on the Change of Control price.

(1)

The treatment of a Participant’s Award as set out in this table may be subject to certain restrictions set out in Part A of these Terms, including the Notice Period requirement under which a Participant is required to provide advance written notice of the Participant’s termination of Employment.

(2)	Pro-ration is based on the number of months of active service since the Grant Date divided by 36.

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PART C: TERMS AND CONDITIONS APPLICABLE TO OPTIONS UNDER THE LONG-TERM INCENTIVE PROGRAM

1.	Vesting and exercise

Options will normally vest and become exercisable in equal annual installments on each of the first three anniversaries of the Grant Date, provided the Participant remains in Employment for the applicable period.

2.	Exercise of Options

An Option may be exercised by the Participant:

(i)	paying in cash the Grant Price and any applicable taxes and fees (Cash Exercise); or

(ii)

directing the immediate sale of all the shares of Common Stock acquired on exercise and receiving the cash proceeds, after deduction of the Grant Price and applicable taxes and fees (Same Day Sale); or

(iii)

directing the immediate sale of sufficient shares of Common Stock acquired on exercise necessary to pay the Grant Price and any applicable taxes and fees and receive the remaining shares of Common Stock (Sell to Cover).

One or more of the exercise methods may not be available (or may be unavailable during a specified period) if Prudential determines that its availability will or could violate the terms of any Applicable Laws. An Option cannot be exercised when the Market Value of a share of Common Stock does not exceed the Grant Price. Please refer to Schedule 2 for country specific restrictions regarding the exercise of Options.

3.	Option term

Once an Option vests, it may be exercised until its Expiration Date unless the Participant’s Employment ends before the Expiration Date or a Change of Control occurs.

4.	Exercise or forfeiture of Options following termination of Employment in specific circumstances

A Participant’s Options, whether vested or unvested, will automatically be forfeited and cancelled on the termination of the Participant’s Employment, and no shares of Common Stock may thereafter be purchased under the Options, except in the specified circumstances set out in the table below:

Options(1)

Type of Termination of Employment	Vesting Status on Last Date of Employment	Exercise Period(2)

Voluntary Resignation

Unvested Options will immediately be forfeited as of the last date of Employment. Vested but unexercised Options may be exercised after the last date of Employment, conditional on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release). If the Participant does not execute a Release, all Options will be forfeited as of the last date of the Participant’s Employment.

Vested Options may be exercised until the earlier of 90 days after the last date of Employment or the Expiration Date, conditional on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release).

Approved Retirement

The Options will continue to vest according to the original vesting schedule, conditioned on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release). If a Participant does not execute a Release, all Options will be forfeited on the last date of the Participant’s Employment.

This does not apply to Participants in Canada or the European Union who should refer to Schedule 2 for more information.

Vested Options may be exercised until the earlier of: (i) the Expiration Date; or (ii) the date five (5) years after the last date of the Participant’s Employment, conditional on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release).

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Options(1)

Type of Termination of Employment	Vesting Status on Last Date of Employment	Exercise Period(2)

Termination for Cause

All Options, whether vested or unvested, will immediately be forfeited on the last date of the Participant’s Employment. The Compensation Committee may require the Participant to repay any payment, profit, gain or other benefit (including, but not limited to any dividends or Dividend Equivalents) received in respect of the exercise of any Options for a period of up to 12 months before the Participant’s termination of Employment for Cause. If a Participant’s Employment is terminated by any member of the Company Group for Cause, the provisions contained in these Terms relating to termination for Cause will apply notwithstanding any assertion (by the Participant or otherwise) that the Participant’s Employment terminated for any other reason.

A Participant may not exercise any Options after the last date of Employment, even if the Options were vested. All outstanding Options are forfeited.

Death (while an active employee)	Options become fully vested and immediately exercisable.

The Participant’s estate may exercise the Options until the third anniversary of the date of death (or any earlier date the Compensation Committee determines) or, if the Expiration Date is earlier than that, the later of:

• the Expiration Date, or

• the first anniversary of the date of death.

Disability (if not eligible for Approved Retirement)	If the Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), Options will become fully vested and immediately exercisable.	Options may be exercised until the earlier of the Expiration Date or three (3) years (or any shorter period the Compensation Committee determines) after the Participant’s last date of Employment.

Involuntary Termination for any other reason (if not eligible for Approved Retirement)

Options that are vested and unexercised at the date of termination of the Participant’s Employment will remain exercisable if the Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release). Unvested Options are immediately forfeited. If a Release is not executed, all Options will be forfeited as of the last date of the Participant’s Employment.

Vested Options may be exercised until the earlier of the Expiration Date or 90 days after the Participant’s last date of Employment, conditional on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release).

Change of Control

Options will become fully vested and immediately exercisable on the date of the Change of Control; unless the entity that acquires control honors, assumes, or substitutes new rights for the Options with substantially equivalent or better rights, terms, conditions and value. Alternatively, the Compensation Committee may, at its sole discretion, cancel the Options and in exchange provide for a payment in cash based on the Change of Control price.

If the entity that acquires control honors, assumes, or substitutes new rights for the Options, the Options (or any substituted alternative award) may be exercised on terms at least as favorable as the Options. If the entity that acquires control does not honor, assume, or substitute new rights for the Options, the Compensation Committee may cancel the Options in exchange for a payment in cash.

(1)    The treatment of a Participant’s Award as set out in this table may be subject to certain restrictions set out in Part A of these Terms, including the Notice Period requirement under which a Participant is required to provide advance written notice of the Participant’s termination of Employment.

(2)    The period stated may not extend beyond the Expiration Date other than in the case of death as applicable. Options can be exercised on the forfeiture date or the Expiration Date, as applicable, but only during hours that the New York Stock Exchange (NYSE) is open for trading. If an Option terminates or expires on a day that the NYSE is closed, it can be exercised only during the market hours on or before the last day of NYSE trading before the Option’s forfeiture date or Expiration Date, as applicable. It is the responsibility of the Participant to exercise his or her outstanding and vested Options on or prior to the Option’s forfeiture date or Expiration Date, as applicable.

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PART D: TERMS AND CONDITIONS APPLICABLE TO PERFORMANCE SHARES UNDER THE LONG-TERM PERFORMANCE PROGRAM, A SUB-PROGRAM OF THE LONG-TERM INCENTIVE PROGRAM

1.	Performance Cycle

The performance period with respect to Performance Shares will begin on January 1, 2020 and will end on December 31, 2022 (the Performance Cycle).

2.	Settlement of Performance Shares

Subject to the terms and conditions of the Plan and following approval by the Compensation Committee, any shares of Common Stock to which a Participant is entitled in respect of Performance Shares will be delivered or paid to such Participant as soon as administratively practicable after the PS Payment Date (but not later than the end of the calendar year in which the PS Payment Date occurs), less any taxes or other deductions required by Applicable Laws.

3.	Performance Goals

A Participant’s Performance Shares are conditioned on achievement of goals relating to absolute ROE (Absolute ROE) and ROE as compared to our peer companies (Relative ROE), each with a 50% weighting and as specified by the Compensation Committee with respect to the Performance Cycle.

ROE is defined, with respect to Prudential and its peer companies, as “operating return on average equity.” With respect to Prudential’s Absolute ROE performance, ROE is based on adjusted operating income as is publicly disclosed in Prudential’s Quarterly Financial Supplement (QFS). Absolute ROE for each Performance Cycle is defined as the average of the quarterly ROE figures for such Performance Cycle published in the QFS. Relative ROE, with respect to Prudential and its peer companies, is defined as the average annual ROE figure derived from the QFS or other public disclosures of a peer company for each of the three years of the Performance Cycle, as applicable. ROE for Prudential and each peer company may be adjusted and/or normalized to exclude the non-economic effects of foreign currency exchange re-measurements of non-yen liabilities and assets and for certain other items as determined by Prudential.

The number of shares of Common Stock that a Participant may become eligible to receive will be equal to the applicable target number of Performance Shares awarded, adjusted by the applicable Total ROE Earned Payout Factor (which is determined based on the achievement of the Absolute ROE and Relative ROE goals over the Performance Cycle). Any resulting number of shares of Common Stock will be rounded to the nearest whole number. The aggregate number of shares of Common Stock distributable to the Participant will be the “Final Payout Amount,” which will be made on the PS Payment Date (shortly following the end of the Performance Cycle) subject to the terms, conditions and restrictions set out in these Terms and in the Plan, including the requirement that the Participant remain actively employed with the Company Group as of the PS Payment Date.

The Final Payout Amount will be based on the product of (a) the target number of Performance Shares awarded, multiplied by (b) the Total ROE Earned Payout Factor.

The Absolute ROE performance will be based on the average of actual ROE for each quarter in 2020, 2021 and 2022. The Absolute ROE goals and the respective ROE Earned Payout Factors are as follows:

Absolute ROE
Achieved Absolute ROE	ROE Earned Payout Factor
10.0% or less	0.0
11.0%	0.75
12.5%	1.00
14.0% or more	1.25

The Relative ROE performance will be determined based on Prudential’s ROE as compared to median performance of the North American Life Insurance Companies selected by the Compensation Committee as peers. The Relative ROE goals and the respective ROE Earned Payout Factors are as follows:

Relative ROE
Achieved Relative ROE	ROE Earned Payout Factor
-4.0% or less	0.0
-3.0%	0.75

0.0%	1.00

+3.0% or more	1.25

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If Prudential’s ROE performance falls between any two discrete points on the scale, the corresponding ROE Earned Payout Factor will be interpolated on a linear basis. The Total ROE Earned Payout Factor will be the average (mean) of the Absolute ROE Earned Payout Factor and the Relative ROE Earned Payout Factor (i.e., the sum of the Absolute ROE Earned Payout Factor and the Relative ROE Earned Payout Factor, divided by two (2)).

For Performance Shares granted in 2020, the group of peer companies to be used for the Relative ROE performance measures is: (1) AFLAC, Incorporated, (2) Lincoln National, (3) Manulife Financial Corporation, (4) MetLife, Inc., (5) Principal Financial Group and (6) Sun Life Financial Inc. The group may be changed by the Compensation Committee as it determines, in its sole discretion, to account for any merger, consolidation, recapitalization or reorganization, share exchange, division, sale, plan of complete liquidation or dissolution, other disposition of all or substantially all assets, or similar event occurring at or with any of the peer companies.

Reported ROE during the Performance Cycle may be adjusted by the Compensation Committee for merger, acquisition, and disposition transactions; accounting changes not included in plan (including GAAP targeted improvements); impact of prepayment, call premium and non-coupon investment AOI outside a range of +/-10% of plan; and actuarial assumption updates. The Compensation Committee may, in its sole discretion, make other adjustments for items not considered representative of the results of operations for the period or not included in plan.

The Relative ROE performance will be based on the trailing four quarters ended September 30 of the applicable years, and performance may be adjusted for unusual and non-recurring items that are publicly disclosed by Prudential or one of the other North American life insurers.

4.	Vesting or forfeiture of Performance Shares following termination of Employment in specific circumstances

A Participant’s outstanding Performance Shares will automatically be forfeited and cancelled on the termination of the Participant’s Employment and no shares of Common Stock and/or no amount of cash will thereafter be issued or paid with respect to the Performance Shares, except in the specific circumstances set out in the table on page 13.

5.	Section 409A

Notwithstanding any other provisions of the Plan to the contrary, to the extent necessary to comply with the requirements of Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A, on termination of the Participant’s Employment with any member of the Company Group, delivery of shares of Common Stock may not be made before the date that is six (6) months after the date of such termination of Employment (or, if earlier, the date of the Participant’s death). In addition, to the extent necessary to comply with the requirements of Section 409A, if an Award of Performance Shares is treated as deferred compensation subject to Section 409A, no distribution will be made (although vesting will accelerate to the extent otherwise provided above) in respect of such Award upon the occurrence of a Change of Control unless such event qualifies as a change in the ownership of a corporation, change in the effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of Section 409A.

6.	Dividend Equivalents

A Participant granted Performance Shares will be eligible to receive Dividend Equivalents on the lesser of (a) the Final Payout Amount; or (b) the respective target amount of Performance Shares, based on any regular cash dividends declared on Common Stock from the Grant Date until the PS Payment Date (or until the date of settlement, if sooner). Any Dividend Equivalents will be paid in cash as soon as administratively practicable after shares of Common Stock are delivered in respect of the corresponding Performance Shares. There will be no reinvestment option or earned interest credits on any Dividend Equivalents.

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Performance Shares

Type of Termination of Employment	Vesting Status(1)

Voluntary Resignation	All outstanding Performance Shares are immediately forfeited.

Approved Retirement

If the Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), the Participant will receive the Final Payout Amount as soon as administratively practicable following the PS Payment Date (but in all events not later than the end of the calendar year in which the PS Payment Date occurs). If the Participant does not execute a Release, all Performance Shares will be forfeited on the last date of Employment.

This does not apply to Participants in Canada or the European Union who should refer to Schedule 2 for more information.

Termination for Cause

All outstanding Performance Shares are immediately forfeited.

The Compensation Committee may require the Participant to repay any payment, profit, gain or other benefit (including, but not limited to, any dividends or Dividend Equivalents) in respect of the Performance Shares or any prior performance shares or performance units received within a period of 12 months before the Participant’s termination of Employment for Cause. If a Participant’s Employment is terminated by any member of the Company Group for Cause, the provisions in these Terms relating to termination for Cause will apply notwithstanding any assertion (by the Participant or otherwise) that the Participant’s Employment was terminated for any other reason.

Death (while an active employee)

All outstanding Performance Shares become fully vested at target and the Participant’s estate will receive a corresponding number of shares of Common Stock and cash as soon as administratively practicable (but not later than 74 days) thereafter.

Disability (if not eligible for Approved Retirement)

If the Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), all outstanding Performance Shares will become fully vested at target and the Participant will receive a corresponding number of shares of Common Stock as soon as administratively practicable (but not later than 74 days) thereafter.

Involuntary Termination for any other reason (if not eligible for Approved Retirement)

If a Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), a pro-rated(2) target number of Performance Shares will vest and the Participant will receive a corresponding number of shares of Common Stock as soon as administratively practicable thereafter (but not later than 74 days after the date of the termination of Employment). The remainder of the Performance Shares will be forfeited. If the Participant does not execute a Release, all Performance Shares will be forfeited on the last date of Employment.

Change of Control

Unless the Compensation Committee determines otherwise, Performance Shares for which 50% of the performance period has elapsed and for which the Compensation Committee determines that performance is reasonably capable of being assessed will be converted into Restricted Stock Units based on performance until the date of the Change of Control. Performance Shares for which less than 50% of the performance period has elapsed or for which performance is not reasonably capable of being assessed will be converted into Restricted Stock Units based on the assumption that the Awards will be earned at target. All Restricted Stock Units will become vested and any unconverted Performance Shares will become vested at target and the Participant will normally receive shares of Common Stock; unless the entity that acquires control honors, assumes, or substitutes new rights for the Restricted Stock Units or the unconverted Performance Shares with substantially equivalent or better rights, terms, conditions and values as determined by the Compensation Committee. Alternatively, the Compensation Committee may, at its sole discretion, cancel the Restricted Stock Units or the unconverted Performance Shares and in exchange provide for payment in cash based on the Change of Control price.

(1)

The treatment of a Participant’s Award as set out in this table may be subject to certain restrictions set out in Part A of these Terms, including the Notice Period requirement under which a Participant is required to provide advance written notice of the Participant’s termination of Employment.

(2)	Pro-ration is based on the number of months of active service in the Performance Cycle divided by 36.

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PART E: TERMS AND CONDITIONS APPLICABLE TO BOOK VALUE UNITS UNDER THE BOOK VALUE PERFORMANCE PROGRAM, A SUB-PROGRAM OF THE LONG-TERM INCENTIVE PROGRAM

1.	Book Value Units

Each Participant in the Book Value Performance Program will be granted a number of Book Value Units.

2.	Vesting Period

Book Value Units will normally vest in equal annual installments on each of the first three anniversaries of the Grant Date provided the Participant remains in Employment for the applicable period.

3.	Settlement of Book Value Units

Subject to the terms and conditions of the Plan and subject to the Participant’s continued Employment through the applicable BVU Payment Date, as soon as administratively practicable after the date any Book Value Units vest (but not later than the end of the calendar year in which the Book Value Units vest), a Participant will be paid an amount in cash equal to the product of (a) the number of Book Value Units that have become vested and (b) the Book Value Per Share as of the fiscal quarter ended on or immediately before the applicable BVU Payment Date, less any taxes or other deductions required by Applicable Laws.

4.	Vesting or forfeiture of Book Value Units following termination of Employment in specific circumstances

A Participant’s outstanding Book Value Units will automatically be forfeited and cancelled on the termination of the Participant’s Employment and no amount will thereafter be payable with respect to the Book Value Units, except in the specific circumstances set out in the table on page 15.

5.	Forfeiture

Subject to any clawback, recoupment or forfeiture policy adopted by Prudential that is applicable to the Participant and notwithstanding any provisions in these Terms to the contrary, the Compensation Committee may, in its sole discretion, reduce (but not below zero) the account balance of any Participant under the Book Value Performance Program if, in the opinion of the Compensation Committee, the Participant has engaged in conduct, or omitted taking appropriate action, which is a contributing factor in the material restatement of any annual Prudential consolidated income statement, as filed with the Securities and Exchange Commission and as discussed with Prudential’s Audit Committee, with such restatement being filed primarily to correct an error in the consolidated income statement. Any determination by the Compensation Committee regarding such a reduction will be final, conclusive and binding on all parties.

6.	Section 409A

Notwithstanding any other provisions of the Plan to the contrary, to the extent necessary to comply with the requirements of Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A, on termination of the Participant’s Employment with any member of the Company Group, payment of any cash amount due may not be made before the date that is six (6) months after the date of such termination of Employment (or, if earlier, the date of the Participant’s death). In addition, to the extent necessary to comply with the requirements of Section 409A, if an Award of Book Value Units is treated as deferred compensation subject to Section 409A, no distribution will be made (although vesting will accelerate to the extent otherwise provided above) in respect of such Award upon the occurrence of a Change of Control unless such event qualifies as a change in the ownership of a corporation, change in the effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of Section 409A.

7.	No Dividend Equivalents

A Participant granted Book Value Units will not be eligible to receive Dividend Equivalents on the Book Value Units.

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Book Value Units

Type of Termination of Employment	Vesting Status(1)

Voluntary Resignation	All outstanding Book Value Units are immediately forfeited.

Approved Retirement

If the Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), the Participant will receive payment in respect of his or her remaining Book Value Units at the same time and in the same amounts that would have been payable had the Participant remained in Employment. If the Participant does not execute a Release, all Book Value Units will be forfeited on the last date of Employment.

This does not apply to Participants in Canada or the European Union who should refer to Schedule 2 for more information.

Termination for Cause

All outstanding Book Value Units are immediately forfeited.

The Compensation Committee may require the Participant to repay any payment, profit, gain or other benefit in respect of the Book Value Units or any prior Book Value Units or Awards received within a period of 12 months before the Participant’s termination of Employment for Cause. If a Participant’s Employment is terminated by any member of the Company Group for Cause, the provisions in these Terms relating to termination for Cause will apply notwithstanding any assertion (by the Participant or otherwise) that the Participant’s Employment was terminated for any other reason.

Death (while an active employee)

All outstanding Book Value Units become fully vested and the Participant’s estate will receive a cash payment equal to the product of (I) the number of such outstanding Book Value Units and (II) the Book Value Per Share as of the fiscal quarter ended on or immediately before the date of the Participant’s death. This cash payment will be made as soon as administratively practicable (but not later than 74 days) after the date of the Participant’s death.

Disability (if not eligible for Approved Retirement)

If the Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), all outstanding Book Value Units will become fully vested and the Participant will receive a cash payment equal to the product of (I) the number of such outstanding Book Value Units and (II) the Book Value Per Share as of the fiscal quarter ended on or immediately before the Participant’s termination of Employment. This cash payment will be made as soon as administratively practicable (but not later than 74 days) after the Participant’s termination of Employment.

Involuntary Termination for any other reason (if not eligible for Approved Retirement)

If a Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), a pro-rated(2) number of such Participant’s then outstanding Book Value Units will vest and the Participant will receive a cash payment equal to the product of (I) such pro-rated number of such outstanding Book Value Units and (II) the Book Value Per Share as of the fiscal quarter ended on or immediately prior to the Participant’s termination of Employment. This cash payment will be made as soon as administratively practicable (but not later than 74 days after the Participant’s termination of Employment). The remainder of the Participant’s outstanding Book Value Units will be forfeited. If the Participant does not execute a Release, all Book Value Units will be forfeited on the last date of Employment.

Change of Control

Unless the Compensation Committee determines otherwise, all Book Value Units will be converted into Restricted Stock Units based on the Book Value Per Share on the fiscal quarter ended on or immediately prior to the Change of Control. All Restricted Stock Units and any unconverted Book Value Units will become vested and the Participant will normally receive a payment in cash based on the Book Value Per Share on the fiscal quarter ended on or immediately prior to the Change of Control; unless the entity that acquires control honors, assumes, or substitutes new rights for the Restricted Stock Units or the unconverted Book Value Units with substantially equivalent or better rights, terms, conditions and values as determined by the Compensation Committee.

(1)

The treatment of a Participant’s Award as set out in this table may be subject to certain restrictions set out in Part A of these Terms, including the Notice Period requirement under which a Participant is required to provide advance written notice of the Participant’s termination of Employment.

(2)

Pro-ration is based on the number of months of active service since the Grant Date (or, if less, since the last BVU Payment Date) divided by the remainder of (i) 36 minus (ii) the product of (A) 12 and (B) the number of anniversaries of the Grant Date that have occurred prior to the date of termination of Employment.

The Compensation Committee in its sole discretion will determine the Book Value Per Share, and any amount of payments thereof.

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SCHEDULE 1 DEFINITIONS

For the purposes of the Terms, the following words and expressions have the meanings ascribed to them.

Applicable Laws — applicable laws, rules, regulations and guidelines in force in any relevant jurisdiction and relating to any Awards made under the Plan or otherwise relating to the Plan.

Approved Retirement — termination of a Participant’s Employment:

(i)

on or after the Participant’s normal retirement date or any early retirement date established under any defined benefit pension plan maintained by a member of the Company Group in which the Participant participates; or

(ii)	when the Participant has reached either (A) age 65; or (B) age 55 with a minimum of 10 years’ service.

Approved Retirement does not apply to any Participant who has an Agent Emeritus contract with any of Prudential’s insurance affiliates or to a Participant whose Employment is terminated for Cause, even if, in either case, the Participant is receiving retirement benefits or is otherwise eligible for retirement or has satisfied the conditions in (ii) above.

Authorized Officer — each of the Chief Executive Officer (“CEO”), the most senior vice president responsible for Corporate Human Resources, each of their successors, and each of their delegates of Prudential or The Prudential Insurance Company of America, as applicable.

Award —an Option, a Restricted Stock Unit, a Performance Share or a Book Value Unit, or a combination thereof granted under the Plan.

Board — the board of directors of Prudential.

Book Value Per Share — the per-share amount of the equity attributed to Prudential Financial, Inc., excluding total accumulated other comprehensive income and the non-economic effects of foreign currency exchange rate remeasurements of non-yen liabilities and assets, as determined based on Prudential’s financial statements for the relevant period and as adjusted by Prudential as it deems appropriate or desirable.

Book Value Unit — an award of Performance Units (as such term is defined in the Plan), payable in cash, and valued based on the Book Value Per Share (subject to forfeiture and transfer restrictions).

BVU Payment Dates — the dates on which the continuing service requirement applicable to one-third of the Book Value Units are scheduled to expire, as specified by the Compensation Committee at the Grant Date, which occur on the first three anniversaries of the Grant Date.

Cause — includes but is not restricted to any of the following (as determined by the Compensation Committee):

(i)	dishonesty, fraud or misrepresentation;

(ii)	inability to obtain or retain appropriate licenses;

(iii)	violation of any rule or regulation of any regulatory agency or self-regulatory agency;

(iv)	violation of any policy or rule of Prudential or any member of the Company Group;

(v)	commission of a crime;

(vi)

breach by a Participant of any covenant or agreement with any member of the Company Group not to disclose or misuse any information pertaining to, or misuse any property of, any member of the Company Group; or

(vii)	any act or omission detrimental to the conduct of the business of any member of the Company Group.

Change of Control — occurs, in general, when:

(i)

any person or entity outside of Prudential acquires, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of Prudential or of the combined assets of Prudential (and members of the Company Group);

Terms and Conditions of the 2020 Long-Term Incentive Program  16

(ii)	the composition of the Board changes over a 24-month period such that the Incumbent Directors no longer constitute a majority of the Board; or

(iii)

a Corporate Event completes and immediately following completion the shareholders of Prudential immediately before the Corporate Event do not hold, directly or indirectly, in substantially the same relative proportions as immediately prior to the Change of Control, a majority of the voting power of, in the case of (a) a merger or consolidation, the surviving or resulting corporation; (b) a share exchange, the acquiring corporation; or (c) a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than twenty-five percent (25%) of the consolidated assets of Prudential immediately before the Corporate Event.

Code — the United States Internal Revenue Code of 1986, as amended.

Common Stock — a share of Common Stock in Prudential.

Company Group — Prudential and/or its subsidiaries.

Company Group Managers — with respect to any Participant, each of the individuals who serve as the head of such Participant’s business unit or corporate function and the head of Human Resources for such business unit or corporate function, or his or her respective delegates.

Compensation Committee — the Compensation Committee of the Board, which administers the Plan.

Corporate Event — a merger, consolidation, recapitalization or reorganization, share exchange, division, sale, plan of complete liquidation or dissolution, or other disposition of all or substantially all of the assets of Prudential which has been approved by the shareholders of Prudential.

Disability — means, with respect to any Participant, long-term disability as defined under the welfare benefit plan maintained by the member of the Company Group in which the Participant participates and from which the Participant is receiving a long-term disability benefit. In jurisdictions outside the United States where long-term disability is covered by a mandatory or universal program sponsored by the government or an industrial association, receipt of long-term disability benefit from such a program is considered to have met the disability definition of the Plan.

Dividend Equivalents — an amount paid in lieu of dividends declared on Common Stock during a period that an applicable Award is outstanding.

Employment — means employment with any member of the Company Group.

Exercise Date — the date on which an Option is validly exercised.

Expiration Date — the tenth anniversary of the Grant Date and the last date on which an Option can be exercised, unless the Participant’s Employment ends before the Expiration Date or a Change of Control occurs.

Grant Date — with respect to an Award, the date on which it is granted under the Plan.

Grant Price — the price set at the Grant Date at which a share of Common Stock can be acquired on exercise of an Option.

Incumbent Directors — with respect to any period of time specified under the Plan for the purposes of determining a Change of Control, the persons who were members of the Board at the beginning of the period, as well as any director elected to the Board or nominated for election to the Board by a majority of the Incumbent Directors.

Market Value — means, on any date, the price at which shares of Common Stock were last traded on that date on the New York Stock Exchange or, if there are no transactions on that date, the closing price on the immediately preceding date on which there was a transaction. For the purposes of determining the taxable income from Awards, it should be noted that in some countries there are specific rules that set out how Market Value is determined.

Option — a conditional right (which is subject to forfeiture and transfer restrictions) granted under the Plan to purchase one share of Common Stock in the future at a set price within a set time period

Terms and Conditions of the 2020 Long-Term Incentive Program  17

specified by the Compensation Committee at the Grant Date.

Participant — any employee of a member of the Company Group who holds an outstanding Award.

Performance Share — a right (which is subject to forfeiture and transfer restrictions) to receive a share of Common Stock, conditioned and subject to adjustment upon the achievement of specified performance goals during the applicable performance period, and further subject to satisfaction of the applicable continued service requirements.

Performance Unit — a right (which is subject to forfeiture and transfer restrictions) to receive cash valued by reference to a share of Common Stock, conditioned and subject to adjustment upon the achievement of specified performance goals during the applicable performance period, and further subject to satisfaction of the applicable continued service requirements.

Plan — the Prudential Financial, Inc. 2016 Omnibus Incentive Plan, a stock-based compensation plan adopted by the Board and ratified by the shareholders of Prudential in May 2016.

Prudential — Prudential Financial, Inc., a New Jersey corporation, and any successor to Prudential Financial, Inc.

PS Payment Date — the date on which the continuing service requirement applicable to a Performance Share is scheduled to lapse, regardless of the lapse of such conditions as of any Employment termination, as specified by the

Compensation Committee at the Grant Date, which is in the month of February immediately following the end of the applicable performance cycle.

Release — a separation agreement, general release and/or waiver in a form and with terms and conditions (including but not limited to, non-solicitation of employees and business of any member of the Company Group) satisfactory to Prudential.

Restricted Stock Unit — a conditional right (which is subject to forfeiture and transfer restrictions) granted under the Plan to receive one share of Common Stock at the end of a period of time specified by the Compensation Committee at the Grant Date.

RSU Payment Date — the date on which the continuing service requirement applicable to a Restricted Stock Unit is scheduled to lapse, as specified by the Compensation Committee at the Grant Date, which is the third anniversary of the Grant Date.

Section 409A — Section 409A of the Code, including any regulations issued under Section 409A.

Vest — when an Option can be exercised, or a Participant is entitled to receive (i) shares of Common Stock under a Restricted Stock Unit; (ii) shares of Common Stock under a Performance Share (iii) cash under a Book Value Unit, as appropriate, and “Vested” and “Vesting” will be construed accordingly.

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SCHEDULE 2 COUNTRY SPECIFIC VARIATIONS

NOTICE PERIOD

The Notice Period requirement in Section 6(e) of Part A of this document applies only to Participants who are employed in the United States.

DATA PROTECTION (Applicable to all countries other than the United States)

Participants acknowledge that personal data in relation to them may be held by Prudential or any member of the Company Group and passed on to a third party broker, registrar, administrator or trustee for the operation or administration of the Plan. Participants based in the European Union and Switzerland can find further information about how Prudential processes personal data in Prudential’s privacy notice, available on request from a Participant’s local human resources representative.

Personal data includes, but is not limited to, the information provided in the Participant’s grant documents and any changes thereto, other appropriate personal and financial data, and information about the Participant’s participation in the Plan and shares granted under the Plan from time to time (collectively, Personal Data). The legal persons for whom Personal Data is intended include Prudential and any member of the Company Group, any plan administrator selected by Prudential from time to time, and any other person or entity that Prudential involves in the administration of the Plan. Prudential will take all reasonable measures to keep Personal Data, confidential and accurate. A Participant can access, correct, and request the erasure of their Personal Data by contacting their human resources representative.

In relation to processing of personal data which is outside the scope of EU data protection laws (i.e. not processed in the context of the activities of a controller or processor established in the European Union and not otherwise within the scope of European Union data protection laws, or the laws of a jurisdiction deemed to be adequate for the purposes of European Union data protection laws):

(a) a Participant agrees by accepting an Award to permit Prudential to process personal data and sensitive personal data about the Participant in connection with the Plan;

(b) a Participant consents to Prudential processing and transferring any Personal Data outside the country in which the Participant works or is employed to the United States and any other third countries; and

(c) a Participant understands and agrees that the transfer of information is important to the administration of the Plan and failure to consent to the transmission of that information may limit their ability to participate in the Plan.

ARGENTINA

1. Central Bank Regulations

Funds remitted to or from Argentina in connection with the Plan are subject to Central Bank Regulations, which include restrictions on transferring money overseas. Access to the foreign exchange market by resident individuals for the setup of assets abroad (i.e., “Portfolio investments” which include common stock in Prudential) for an amount higher than USD 200 per calendar month requires prior approval from the Central Bank. Resident individuals cannot use these funds to buy securities within the next five business days from the foreign exchange transaction date. Any violations of those regulations will incur penalties and fines. Each Participant will be responsible for seeking appropriate advice on the Applicable Laws in effect at the time any funds are transferred to or from Argentina.

2. Tax Withholding

For the purpose of calculating the tax withholding requirements, the taxable income from Restricted Stock Units and Performance Shares will be allocated in full to the month in which vesting occurs.

AUSTRALIA

All Participants who are residents in Australia may enroll in the Plan only by signing and returning the acknowledgement and acceptance form set out in Schedule 5 and accepting all the terms and conditions of the Program and the Plan.

In addition to the terms of the Plan summarized in this document, upon request Prudential will provide a Participant with a copy of the Plan at no

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charge and within a reasonable period of the Participant so requesting.

Awards under the Plan are granted to Participants for nil cash consideration.

Prudential will provide the current Market Value of the underlying shares of Common Stock to a Participant who requests this information within a reasonable period of the Participant so requesting. The current Market Value of the shares of Common Stock to which the Restricted Stock Units and Performance Shares relate can be found on the NYSE website at https://www.nyse.com/quote/XNYS:PRU.

Please note that this document has not been prepared in accordance with the Corporations Act 2001 (Cth) (Corporations Act) enacted in Australia. It is not a disclosure document for the purposes of Chapter 6D of the Corporations Act and has not been lodged with the Australian Securities & Investments Commission (ASIC).

WARNING:

No financial product advice is provided in the documentation relating to the Plan and nothing in the documentation should be taken to constitute a recommendation or statement of opinion that is intended to influence a person or persons in making a decision to participate in the Plan. The document does not take into account the personal objectives, financial situation or needs of any particular person. Before acting on the information contained in the documentation, or making any financial decisions relating to your participation in the Plan, you should consider obtaining your own professional financial product advice from an independent person who is licensed by ASIC to give such advice. You are advised to seek independent professional advice regarding the Australian tax consequences of the grant of any Award and the acquiring and disposing of any Common Stock that is delivered or transferred in connection with an Award under the Plan according to your own particular circumstances.

The business, assets and operations of Prudential are subject to certain risk factors that have the potential to influence the operating and financial performance of Prudential in the future. These risks can impact the value of an investment in the securities of Prudential, including Restricted Stock Units and Performance Shares offered under the Plan, and Common Stock delivered or transferred in connection with an Award under the Plan.

As described in Section 5 of Part A of this document, neither Prudential nor any other person guarantees the performance of the Awards, shares of Common Stock or Prudential.

For certain tax considerations associated with an Award, please refer to Section 4 of Part A of this document.

BRAZIL

The provisions of Section 6 of Part A will not apply to Participants resident in Brazil.

Participants who are resident in Brazil will not be required to execute and submit a Release in any circumstances. However, for the purposes of determining the extent to which a Participant’s Awards will vest on the termination of a Participant’s Employment under the provisions of Parts B and C, the Participant will be deemed to have executed and submitted a Release.

The offer of investments through the Plan is addressed to Prudential employees only and does not constitute a public offering for purposes of Brazilian regulations. The offer of investments through the Plan will not be registered at the Brazilian Securities Exchange Commission (Comissão de Valores Mobiliarios — CVM).

CANADA

Restricted Stock Units granted to Canadian employees shall Vest and be settled no later than 31 December of the third calendar year during which the services of the Participant who resides in Canada in relation to the Restricted Stock Units were granted.

For the purposes of the Plan, a Participant whose Employment is governed by Canadian employment laws shall be considered to have ceased Employment effective on the last day of the Participant’s actual and active Employment whether such day is selected by agreement with the individual, unilaterally by any member of the Company Group and whether with or without advance notice to the Participant. For the avoidance of doubt, no period of notice or pay in lieu of notice that is given or that ought to have been given under applicable law in respect of such termination of employment that follows or is in respect of a period after the Participant who is resident in Canada’s last day of actual and active Employment shall be considered as extending the Participant’s period of Employment for the

Terms and Conditions of the 2020 Long-Term Incentive Program  20

purposes of determining his or her entitlement under the Plan, except as may be required by a Participant’s minimum statutory entitlements pursuant to applicable employment standards legislation.

A Participant whose Employment is governed by Canadian law shall have no entitlement to damages or other compensation arising from or relating to not receiving or nor being able to settle any Award which would have Vested or accrued to the Participant after the date of cessation of actual and active Employment or if working notice of termination has been given. However, nothing herein is intended to limit any statutory entitlements or termination and such statutory entitlements shall, if required, apply despite this language to the contrary.

Section 6(b)(i) of these Terms will apply to Participants who reside in Canada in accordance with the following:

(i)  the restriction on Inducing Departures therein shall be limited to apply only in respect of those employees of the Company Group the Participant had contact with in the 12 month period immediately before the termination of the Participant’s Employment.

(ii)  the restriction that the Participant will not “hire or employ, or assist in the hire or employment” shall not apply; and

(iii)  the placement by the Participant of advertising in a newspaper or other publication of general circulation, or the engagement of a personnel search agency by the Participant generally (i.e. not specifically in respect of the Company Group), that results in an employee or other individual engaged by the Company Group leaving the employment of or engagement with the Company Group shall not be considered a violation of Section 6(b)(i).

The remedies set out in Section 6(d) shall apply to Participants who reside in Canada to the full extent permitted by Applicable Laws.

The provisions in these Terms relating to the impact of the termination of a Participant’s Employment due to retirement will not apply to Participants in Canada.

The definition of “Cause” shall have the meaning as defined in any written Employment agreement applicable to the Participant whose Employment is governed by Canadian law and if not otherwise defined, then the definition of Cause contained in this Plan shall govern and shall also include: any other act or omission or series of acts or omissions by the Participant that would, pursuant to applicable employment standards legislation or at common law, permit the Company Group to, without notice or payment in lieu of notice, terminate employment.

The definition of “Release” shall be amended to also include a full and final release and minutes of settlement for a Canadian Participant.

THE EUROPEAN UNION

The provisions in these Terms relating to the impact of the termination of a Participant’s Employment due to retirement will not apply to Participants in the European Union due to the Applicable Laws relating to age discrimination.

FRANCE

Participants in France should notify their employer, within 10 days of receipt of this document if they require a French version of this document. If they do not notify their employer that they require a French version, Participants will be treated as accepting all Terms included in this document and will be bound by them in all circumstances.

The Company has not offered and will not offer, directly or indirectly, options, awards, shares or units to the public in France under the Plan. The Company has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, the summary of the Plan, the Omnibus Plan brochures, or any other offer materials relating to options, awards, shares or units. Offers and distributions under the Plan have been and will be made in France only to a restricted circle of investors, as defined in, and in accordance with, Articles L. 411-1, L. 411-2 and D. 411-4 of the French Code monétaire et financier.

The shares of Common Stock may be resold directly or indirectly only in compliance with Articles L. 411-1, L.411-2, L. 412-1 and L.621-8 to L. 621-8-3 of the French Code monétaire et financier.

GERMANY

Any cross-border payments in excess of EUR 12,500 made or received by Participants who are resident in Germany in connection with transactions in securities and derivative

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instruments must be reported by the Participant to the German Federal Bank.

HONG KONG

The term “prospectus” in this document should be read as “confidential offering materials.”

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Participants are advised to exercise caution in relation to their participation in the Plan. If a Participant is in any doubt about any of the content of this document or the grant of an Award under the Plan, they should obtain appropriate, independent, professional advice.

This document is being sent to Participants for their own personal use and should not be disclosed to third parties.

The grant of Awards does not constitute an offer or invitation to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance or the Securities and Futures Ordinance of Hong Kong, and is made on terms that only the qualifying person (as defined in the Companies Ordinance) to whom this document has been addressed can acquire Awards. Qualifying persons who accept or are deemed to accept Awards warrant that they are doing so for investment purposes only and not with a view to the resale of their investment. In any event, the Awards may not be offered or sold in Hong Kong except in circumstances which do not result in the offer document being a “prospectus” as defined in the Companies Ordinance or which do not constitute an offer to the public within the meaning of the Companies Ordinance. Unless permitted to do so under the securities laws of Hong Kong, no person will issue or possess for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Awards which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong within the meaning of the Securities and Futures Ordinance.

INDIA

Any shares of Common Stock transferred by Prudential to a Participant free or at a concession rate will be regarded as a benefit subject to income tax.

Funds remitted to or from India in connection with the Plan may be subject to approval of the Reserve Bank of India (RBI) depending on the total value of remittances per financial year (April to March). Any transaction involving foreign exchange, between a person who is a resident of India and a person who is resident outside of India, has to be routed through an Authorized Dealer Bank in India.

Participants can remit funds of up to USD 250,000 per financial year outside India (including remittance of funds for paying the Grant Price in respect of the Options) without approval from the RBI and make the prescribed filings under Indian law.In relation to Paragraph 2 (ii) and (iii) of Part C (Terms and Conditions Applicable to Options Under the Long-Term Incentive Program), Participants can direct the immediate sale of the Common Stock without RBI approval, provided the proceeds are repatriated immediately and in no case later than 90 days from the date of sale.

Employees in India can acquire shares of a foreign company under a cashless employee stock option scheme, provided the scheme does not involve any remittance from India.

INDONESIA

Acknowledgement and acceptance

All Participants who are residents in Indonesia may enroll in the Plan only by signing and returning the acknowledgement and acceptance form set out in Schedule 5 and accepting all the terms and conditions of the Program and the Plan.

The offering does not constitute a public offering in Indonesia

The offering of options, awards, shares or units under the Plan does not constitute a public offering of securities in Indonesia under Law No. 8 of 1995 regarding Capital Markets. The Plan may not be distributed in Indonesia and the Awards may not be offered to more than 100 Indonesian parties and/or granted to more than 50 Indonesian parties wherever they are domiciled, or to Indonesian citizens, in a manner which constitutes a public offering under the laws and regulations of Indonesia.

The participation will not create an employment relationship

An employee may become a Participant by virtue of their Employment with an Indonesian Employer. It is an employee’s sole decision whether to enroll in the Plan by accepting the Terms. Participation in the Plan does not mean that Prudential or any

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other member of the Company Group is the employing entity or that a Participant has any kind of Employment relationship with Prudential or any member of the Company Group. The Participant’s employer is the Indonesian Employer to which the Participant is contracted.

Indonesian language version

Indonesian Participants should notify their employer, within 30 days of receipt of this document if they require an Indonesian language version of this document. If they do not notify their employer that they require an Indonesian language version, Indonesian Participants will be deemed to confirm that they fully understand and agree to be bound by the Terms, notwithstanding that this document is prepared in the English language.

Each of the Indonesian Participants further agrees that the English language of this document will not affect the validity, binding effect or enforceability of this document, and will not allow or assist any party in any manner or forum in any jurisdiction to: (i) challenge the validity of, or raise or file any objection to this document or the Terms; (ii) defend its non-performance or breach of its obligations under this document or the Terms; (iii) allege that this document or the Terms are against public policy or otherwise do not constitute legal, valid and binding obligations, enforceable against an Indonesian Participant in accordance with the Terms, on the basis of any failure to comply with Law No. 24 of 2009 or the implementing presidential regulation (when issued).

IRELAND

Prospectus Regulation

This document:

(i)

has not been prepared in accordance with the EU Prospectus Regulation (EU 2017/1129) (the Prospectus Regulation) or any measures made under the Prospectus Regulation or the laws of Ireland or of any EU Member State or EEA treaty adherent state that implements the Prospectus Regulation or those measures;

(ii)	has not been reviewed by any regulatory authority in Ireland or in any other EU Member State or EEA treaty adherent state; and

(iii)	therefore, may not contain all of the information required where a document is prepared pursuant to the Prospectus Regulation or those laws or measures.

ITALY

Neither this document nor the summary of the Plan, nor any other offer materials relating to options, awards, shares or units have been or will be submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (CONSOB), pursuant to Italian laws and regulations. The Company has not offered and will not offer, directly or indirectly, options, awards, shares or units to the public in Italy under the Plan. The Company has not distributed or caused to be distributed to the public in Italy and will not distribute or cause to be distributed to the public in Italy, this document, the summary of the Plan, or any other offer materials relating to options, awards, shares or units. This document, the summary of the Plan, and any other offer materials relating to options, awards, shares or units may not be forwarded or distributed to any person other than to the relevant Italian participant and may not be reproduced in any manner whatsoever.

Offers and distributions under the Plan in Italy can be made only in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority

JAPAN

The following term will also apply:

If a Participant is an executive officer subject to the reporting requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (Executive Officers), or has otherwise been identified as a senior officer subject to the Share Ownership Guidelines as amended by the Board from time to time (Guidelines), then the Participant agrees to retain ownership of 50% of the net shares of Common Stock (after payment of the Grant Price, if any, and applicable fees and taxes) acquired on exercise of an Option or the vesting of an Award until the first anniversary of the acquisition of those shares of Common Stock. For senior officers who are not Executive Officers: these guidelines will cease to apply once the Participant has satisfied the Guidelines or, if earlier, upon termination of the senior officer’s Employment. Once the Participant has satisfied this holding period, the Participant may dispense of any shares of Common Stock held in excess of

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the Guidelines, subject to the Personal Securities Trading Policy, including the “Reporting Responsibilities and Procedures for Section 16 Officers and Directors and Control Persons of Prudential” as then in effect.

LUXEMBOURG

The shares of Common Stock and/or other instruments offered under the grant documentation may not be offered to persons in the Grand Duchy of Luxembourg unless they are employees of PGIM Real Estate Luxembourg S.A. The shares of Common Stock may not be offered or sold to the public in the Grand Duchy of Luxembourg, directly or indirectly, and the documents or other materials provided in connection with the Plan may not be distributed, or otherwise made available in or from, or published in, the Grand Duchy of Luxembourg.

MALAYSIA

The Program is not approved, registered, authorized or recognized in Malaysia by the Securities Commission pursuant to the exemption in section 212(8) of the Capital Markets and Services Act 2007. This document is not prepared in accordance with the requirements of a prospectus under the Capital Markets and Services Act 2007.

All Participants who are residents in Malaysia may enroll in the Plan only by signing and returning the acknowledgement and acceptance form set out in Schedule 5 and accepting all the terms and conditions of the Program and the Plan.

MEXICO

Employees employed by Prudential Seguros Mexico, S.A. or PGIM Real Estate Mexico S.C. may be eligible to participate in the Plan due to the commercial relationship between (a) Prudential or any member of the Company Group; and (b) Prudential Seguros Mexico, S.A. or PGIM Real Estate Mexico S.C.

It is expressly agreed and understood that the Participants are employed by their Mexican employer (the Mexican Employer), namely Prudential Seguros Mexico, S.A. or PGIM Real Estate Mexico S.C. and will not become employed by any other members of the Company Group as a result of receiving any Awards under the Plan.

An employee may become a Participant by virtue of their Employment with a Mexican Employer, their sole decision to enroll in the Plan and by accepting the terms and conditions contained in this document. Such participation does not mean that Prudential or any other member of the Company Group is the employing entity or that a Participant has any kind of Employment relationship with Prudential or any member of the Company Group, as the Participant’s employer is the Mexican Employer to which the Participant is contracted.

The provisions of Section 9 of Part A will not apply to Participants who are residents in Mexico. The Plan and Program will be governed by Mexico’s Federal Labor Law and other applicable laws that concern such Plan and Program. Each Participant and former Participant irrevocably submits to the exclusive jurisdiction of, and agrees that all disputes, claims and proceedings with respect to the Plan or any payment or non-payment under the Plan will be brought to, the Mexican State Conciliation and Arbitration Labor Board (the Labor Board) or whichever government entity that may replace it.

The provisions of Section 10 of Part A will not apply to Participants who are residents in Mexico. All Participants who are residents in Mexico may enroll in the Plan only by signing and returning the acknowledgement and acceptance form set out in Schedule 5 and accepting all the terms and conditions of the Program and the Plan.

If any provision of the Plan or its application to any circumstance or person is found to be invalid by the Labor Board, or whichever government entity that may replace it, the remainder of the Plan and the application of the provision to other persons or circumstances will not be affected.

Awards under the Plan are private offerings under Article 8 paragraph III of the Securities Law of Mexico. The securities have not been registered with the National Registry of Securities (Registro Nacional de Valores) maintained by the National Banking and Securities Commission (Comision Nacional Bancaria y de Valores) and may not be offered or sold publicly in Mexico. Awards under the Plan do not constitute public offerings under the Securities Market Law (Ley del Mercado de Valores) and are made under this Plan which is applicable to employees of Prudential or entities which are controlled by Prudential pursuant to the Securities Market Law. This private offering and all other information as contained in this document

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are exclusively for the benefit of and distribution of the addressee. This document and other materials provided in connection with the Plan may not be publicly distributed in Mexico.

SINGAPORE

Awards are granted to Participants in Singapore pursuant to the “Qualifying Person” exemption under section 273(1)(i) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (SFA). An Award is, therefore, subject to the general resale restriction under section 257 of the SFA and Participants undertake not to make any subsequent sale in Singapore, or any offer of sale in Singapore, of any of the shares of Common Stock comprised in the Award unless that sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) other than section 280 of the Securities and Futures Act (Cap 289, 2006 Ed.).

SWITZERLAND

The obligation of the Participant under Section 6(d) of Part A to transfer cash or Common Stock equal in value to the profit realised by the Participant under the Plan shall only apply to breaches of Section 6(b) of Part A, and not to breaches of Section 6(a) of Part A.

Notwithstanding the first paragraph of Section 13 of Part A, the pension plan regulations of the relevant member of the Company Group shall determine whether any benefits under the Plan are pensionable.

TAIWAN

The Program is not registered in Taiwan with the Securities and Futures Bureau and is not subject to the securities laws of Taiwan.

A Participant must notify the Central Bank of China of all remittances in and out of Taiwan of foreign currency in excess of US $5 million per calendar year and US $100,000 per transaction.

All employees who are resident in Taiwan who wish to participate in the Plan must execute a data protection consent form.

UNITED KINGDOM

Restricted Stock Units, Options and Performance Shares — section 431(1) election

A Participant is required to enter into with his or her employer a legally enforceable joint election, approved by HMRC under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (the Election), within thirty (30) days of the first grant of Awards of Restricted Stock Units, Options or Performance Shares (or at such other time as required by the Participant’s employer but so that the joint election is legally enforceable and valid). The Election dis-applies, for the purpose of UK income tax only, all of the restrictions attaching to the restricted stock the Participant acquires on the vesting of Restricted Stock Units or Performance Shares or on the exercise of Options granted to the Participant at any time after the election is made, with the restrictions continuing to apply in all other respects and for all other purposes.

Tax-Advantaged Stock Options

The Options will be subject to the Terms (as modified below) and the terms and conditions set out in the Prudential Financial, Inc. 2007 HMRC Approved Sub-Plan to the Prudential Financial, Inc. 2016 Omnibus Incentive Plan (the Sub-Plan). Section 2 of Part C will not apply to Participants granted tax-advantaged options in the UK, but the following will apply:

“The method of exercise of your Options under the Sub-Plan is a cash exercise, which lets you receive stock, after paying the Grant Price, applicable taxes and fees, in cash. Any other method will result in an exercise that will not be considered tax-advantaged under the Sub-Plan.”

Section 6 and the final paragraph of Section 13 of Part A will not apply to participants in the United Kingdom.

In addition, the provisions in these Terms relating to the impact of the termination of a Participant’s Employment due to retirement will not apply to Participants in the United Kingdom due to the Applicable Laws relating to age discrimination.

UNITED STATES

Options — for executives subject to the reporting requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended, Section 2 of Part C will not apply to executives but the following will apply.

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“An Option may be exercised by the Participant:

(i)	paying in cash the Grant Price and any applicable taxes and fees (Cash Exercise); or

(ii)

directing the immediate sale of sufficient shares of Common Stock acquired on exercise necessary to pay the Grant Price and any applicable taxes and fees and receive the remaining shares of Common Stock (Sell to Cover).”

The following term will also apply:

If a Participant is an executive officer subject to the reporting requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (Executive Officers), or has otherwise been identified as a senior officer subject to the Share Ownership Guidelines as amended by the Board from time to time (Guidelines), then the Participant agrees to retain ownership of 50% of the net shares of Common Stock (after payment of the Grant Price, if any, and applicable fees and taxes) acquired on exercise of an Option or the vesting of an Award until the first anniversary of the acquisition of those shares of Common Stock. For senior officers who are not Executive Officers, these guidelines will cease to apply once the Participant has satisfied the Guidelines or, if earlier, upon termination of the senior officer’s Employment. Once the Participant has satisfied this holding period, the Participant may dispense of any shares of Common Stock held in excess of the Guidelines, subject to the Personal Securities Trading Policy, including the “Reporting Responsibilities and Procedures for Section 16 Officers and Directors and Control Persons of Prudential” as then in effect.

All Restricted Stock Units, Book Value Units, Performance Shares granted under the 2020 Long-Term Incentive Program to a Participant who is a “covered employee” under Code Section 162(m) are subject to an additional performance condition and an additional limitation. The additional performance condition is that Adjusted Operating Income (as defined in the Plan) must be positive in at least one fiscal year during which the Award is outstanding for at least 276 days of that year, and the additional limitation is that the amount payable to such a Participant for those Awards in any year may not exceed four-tenths of one percent (0.4%) of the highest amount of Adjusted Operating

Income for any of the three fiscal years ended prior to the year payment on those Awards is due. Notwithstanding any provision in these Terms to the contrary, if a Participant is a “covered employee” within the meaning of Code Section 162(m), (1) any pro-rated payment the Participant would otherwise be entitled to receive under and subject to the otherwise applicable conditions set out in this document in connection with (i) an Approved Retirement; or (ii) an Involuntary Termination other than for Cause, Approved Retirement, Death or Disability, will nonetheless be subject to the satisfaction of the condition set out in the immediately preceding sentence, and, in addition, payment in respect of any Award on account of any Involuntary Termination described in subclause (ii) will not be made until after the close of the calendar year in which such Involuntary Termination of Employment occurs (but not later than March 15 of such subsequent calendar year); and (2) if such Participant is granted Restricted Stock Units, any Dividend Equivalents credited on the Restricted Stock Units based on any regular cash dividends declared on Common Stock from the Grant Date until the RSU Payment Date (or until the date of forfeiture, as applicable, if sooner) will become vested at the same time and subject to the same conditions as apply to the underlying Restricted Stock Units and will be payable in cash as soon as administratively practicable after shares of Common Stock are delivered in respect of the corresponding vested Restricted Stock Units.

Notwithstanding anything to the contrary in these Terms and in compliance with the Defend Trade Secrets Act of 2016 (the DTSA) (codified at 18 U.S.C. § 1833), an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law. An individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document

Terms and Conditions of the 2020 Long-Term Incentive Program  26

containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

California Employees: Section 6(b) of these Terms will not apply to a Participant during the time period a Participant works in California, except to the extent Section 6(b)(i) prevents the Participant from soliciting, either directly or indirectly, any employee of the Company Group (other than the Participant’s administrative assistant) to terminate his or her relationship with the Company Group, for Participant’s own benefit or for the benefit of any other person or entity, which will remain in full force and effect. Likewise, Section 6(e) of these Terms will not apply to a Participant during the time period the Participant works in California, to the extent it is not permitted by California law. Further, notwithstanding any provision in Section 6(e) to the contrary, during the time period a Participant works in California, the Company Group or Company Group Managers will not pursue, and a Participant who works in California will not consent to, the issuance of an injunction or a temporary restraining order under Section 6(e). Notwithstanding the foregoing, during the time period a Participant works outside of California, Sections 6(b) and (e) of these Terms will apply.

The immediately preceding paragraph will also apply to the Terms and Conditions applicable to all prior Awards granted under the Plan and provisions in those Terms and Conditions comparable to Section 6(b) to the extent that such provision prohibits post-termination hiring of an employee of the Company Group or post-Employment competition with the Company Group

Massachusetts Employees: The restrictive covenant set out in Section 6(b)(ii) of Part A will not apply to a Participant who would otherwise be subject to Section 6(b)(ii) of Part A and who, on the date the Participant’s employment ends and for the 30-day period preceding that date, works or resides in Massachusetts (each a “Massachusetts Participant”). During all time periods that a Participant is a Massachusetts Participant, the following language will apply in lieu of Part A, Section 6(b)(ii):

“If the Massachusetts Participant voluntarily resigns in circumstances qualifying for Approved Retirement, the Massachusetts Participant will not solicit or transact business with persons (legal or natural) who are customers, clients, or vendors of any Company Group on the last date of the Massachusetts Participant’s employment for a period of one year following the Massachusetts Participant’s termination of Employment or until the original latest Vesting date of the Award, whichever is the shorter period.”

The immediately preceding paragraph applies to Awards made to Massachusetts Participants on or after October 1, 2018.

.

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SCHEDULE 3

NOTICE PERIODS

The Notice Period required to be provided by a Participant who is employed in the U.S. under Section 6(e) of Part A of this document(1) is determined by their business unit/corporate function and position as of the date that they provide the written notice of the resignation of their Employment, as follows:

Business Unit/ Corporate Center	Participants with the Following Grade Level or Equivalent Designation Levels(2)	Notice Period(5)

PGIM/International Insurance	Grades 07P(3), 07A; Levels 540, 550, 790(4)	60 days

PGIM/International Insurance	Grades 03P-06P; Levels 560, 56A, 790-MD, AMS	90 days

All others	Grade 06P; Level 560	30 days

All others	Grades 01P-05P; Level 56A	60 days

(1)	The notice period requirement in Section 6(e) of Part A of this document applies only to Participants who are employed in the U.S.

(2)

The equivalent designation levels provided is not an exhaustive list. Other equivalent grade levels may be subject to the Notice Period required under Section 6(e) of Part A of this document. The equivalent designation levels may be subject to change at the discretion of the Company Group or the Company Group Managers, as applicable.

(3)	Grade 07P other than Director title.

(4)	Level 790 other than Managing Director (MD) title.

(5)	The Notice Period commences as of the date written notice is received by the Participant’s manager.

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SCHEDULE 4

FORM FOR DECLINING AN AWARD

If you wish to decline the grant of the Restricted Stock Units, the Options, the Performance Shares, or the Book Value Units, as applicable, granted to you pursuant to the 2020 Long-Term Incentive Program under the Prudential Financial, Inc. 2016 Omnibus Incentive Plan, you should complete and return this form by facsimile on or before the date three weeks after the Grant Date to Stock Plan Administration at (973) 367-8251 or by certified mail with return receipt, postmarked on or before the date three weeks after the Grant Date to Stock Plan Administration, 751 Broad Street, 18th Floor, Newark, New Jersey 07102. Please note that if you decline the grant of an Award, that Award (including, but not limited to, any rights, payments, interests or benefits you have or may have under, related to or associated with, that Award) will be cancelled and terminated immediately.

I,………………………………………………………………………………………………………………, hereby decline the grant of:

Check as appropriate

(i)	all of the Restricted Stock Units;	☐

(ii)	all of the Options;	☐

(iii)	all of the Performance Shares;	☐

(iv)	all of the Book Value Units	☐

granted to me in 2020 under the terms of the Prudential Financial, Inc. 2016 Omnibus Incentive Plan.

Signed     ……………………………………………………………………

Dated       ……………………………………………………………………

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SCHEDULE 5

ONLY FOR MEXICO, MALAYSIA, AUSTRALIA AND INDONESIA

FORM OF ACKNOWLEDGEMENT AND ACCEPTANCE OF THE TERMS AND CONDITIONS OF THE PLAN

I hereby declare that I have read, understood and accept the Terms and Conditions of the 2020 Long-Term Incentive Program (the Program) established under the Prudential Financial, Inc. 2016 Omnibus Incentive Plan (the Plan), and that the Plan supersedes any prior similar plans operated by Prudential Financial, Inc. I acknowledge and accept that by enrolling and becoming a participant in the Plan, it does not mean that Prudential Financial, Inc. or any other of its subsidiaries is my employer or that I have any Employment relationship with Prudential Financial, Inc. or any other of its subsidiaries, other than the company written below opposite “Company Name.”

I agree to be responsible for complying with any Applicable Laws relating to the acquisition. Holding and sale of shares of Common Stock acquired under the Plan and the opening and maintaining of a U.S. brokerage account.

I hereby acknowledge and agree to all the provisions set out in the Plan and the Program, including regarding the use, processing and transference of Personal Data (as defined in the Program) and thus I hereby grant express authorisation to my Employer, Prudential Financial, Inc. and any subsidiary or related company to use, share, transfer and/or process my Personal Data for the purpose of complying with its obligations under the Plan and transfer to any third party as set out in the Plan and Program.

I acknowledge that I have had the opportunity to obtain independent advice in relation to tax and any other matters relevant to the Plan and have satisfied myself as to the consequences of my participation in the Plan.

I wish to enroll.

Participant Name

Company Name

Email Address

Prudential ID Number

Department

Phone Number

Signed ………………………………………………………	Dated……………………………………………………………………

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DO NOT WRITE IN THIS AREA
Company Approval	Date

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SCHEDULE 6

ACCEPTING AN AWARD FOR FLORIDA-BASED EMPLOYEES

If you wish to accept the grant of the Restricted Stock Units, the Options, the Performance Shares, and/or the Book Value Units granted to you pursuant to the 2020 Long-Term Incentive Program under the Prudential Financial, Inc. 2016 Omnibus Incentive Plan, you must go to the internet site maintained by the designated third-party vendor (currently E*Trade) and follow the instructions for accepting your award online. You must do this on or before the date three weeks after the Grant Date. Please note that if you do not accept the grant of an Award within the time stipulated, that Award (including, but not limited to, any rights, payments, interests or benefits you have or may have under, related to or associated with, that Award) will be cancelled and terminated immediately.

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